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                                                                    EXHIBIT 4.15

                                                               EXECUTION VERSION

                             AMENDMENT NO. 1 TO THE

                     AMENDED AND RESTATED SERIES B PREFERRED
                            SHARE PURCHASE AGREEMENT

                                       AND

                               WARRANT SIDE LETTER

                            Dated as of March 9, 2007

                                     Between

                  YINGLI GREEN ENERGY HOLDING COMPANY LIMITED,

                       YINGLI POWER HOLDING COMPANY, LTD.,

                                 LIANSHENG MIAO,

                                       and

                    BAYTREE INVESTMENTS (MAURITIUS) PTE LTD.

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     This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED SERIES B PREFERRED SHARE
PURCHASE AGREEMENT AND WARRANT SIDE LETTER, dated as of March 9, 2007 (this "Amendment Agreement"), between Yingli Green Energy Holding Company Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the "Company"), Yingli Power Holding Company Ltd., a company with limited liability incorporated and existing under the laws of the British Virgin Islands, Mr. Liansheng Miao and Baytree Investments (Mauritius) Pte Ltd. (the "Lead Investor"). Unless otherwise specified herein, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Share Purchase Agreement (defined below).

                                   WITNESSETH

     WHEREAS, the Company, Yingli Power Holding Company Ltd., Mr. Liansheng Miao, the Lead Investor and certain other investors (together with the Lead Investor, the "Investors") entered into the Amended and Restated Series B Preferred Share Purchase Agreement (the "Share Purchase Agreement"), dated as of December 15, 2006, under which the Investors purchased an aggregate of 24,405,377 of the Series B Preferred Shares, par value US$0.01 per share, of the Company;

     WHEREAS, the Company and the Lead Investor entered into the Warrant Side Letter, dated as of December 20, 2006 (the "Warrant Side Letter"), in connection with the issuance to the Investors (other than the Advance Payment Investors) of warrants to purchase an aggregate of 2,112,057 Ordinary Shares, par value US$0.01 per share, of the Company;

     WHEREAS, under Section 10.05 of the Share Purchase Agreement, the Share Purchase Agreement may be amended only with the written consent of the Company and the Lead Investor, in its capacity as the Lead Series B Shareholder, and any amendment effected in accordance with such section shall be binding upon each holder of any securities purchased under the Share Purchase Agreement at the time outstanding, each future holder of all such securities and the Company; and

     WHEREAS, the parties hereto wish to amend and supplement certain provisions of the Share Purchase Agreement and the Warrant Side Letter;

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   AMENDMENTS

          SECTION 1.1. Amendment of the Warrant Side Letter. The parties hereto agree that the Warrant Side Letter shall be amended as follows:

          (a) The reference to "at any time after March 31, 2007 or such later date" in paragraph (c) of the Warrant Side Letter shall be deleted and replaced in its entirety by the following: "at any time after the later of (x) April 30, 2007 and (y) such later date".

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          SECTION 1.2. Amendment of the Share Purchase Agreement. The parties hereto agree that the Share Purchase Agreement shall be amended and supplemented as follows:

          (a) The reference to "March 31, 2007" in clause (i) of paragraph (a) of Section 4.01 of the Share Purchase Agreement shall be deleted and replaced in its entirety by the following: "April 30, 2007";

          (b) The reference to "March 31, 2007" in paragraph (b) of Section 8.01 of the Share Purchase Agreement shall be deleted and replaced in its entirety by the following: "April 30, 2007";

          (c) The Warrant Side Letter, as amended pursuant to Section 1.1 hereof, shall form part of the Share Purchase Agreement, as amended pursuant to this Section 1.2; and

          (d) This Amendment Agreement shall be one of the Transaction Documents and Exhibit A to the Share Purchase Agreement shall be updated accordingly.

          SECTION 1.3. Full Force and Effect. For the avoidance of doubt, all other provisions of each of the Share Purchase Agreement and the Warrant Side Letter shall remain in full force and effect.

                                   ARTICLE II

                                    COVENANTS

          SECTION 2.1. Further Assurances. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Amendment Agreement.

          SECTION 2.2. Confidentiality. Each of the parties shall hold, and shall cause its representatives to hold, in confidence this Amendment Agreement, all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby and shall continue to be bound by the terms of the confidentiality agreement between the Company and the Lead Investor, the terms of which are incorporated herein by reference.

                                  ARTICLE III

                                  MISCELLANEOUS

          SECTION 3.1. Entire Agreement. This Amendment Agreement and the Share Purchase Agreement (including the exhibits and annexes attached thereto, including the Warrant Side Letter, as amended pursuant to this Amendment Agreement) constitute the sole entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

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          SECTION 3.2. Expenses. Each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Amendment Agreement and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby are consummated.

          SECTION 3.3. Amendment and Waiver. This Amendment Agreement may be amended and the observance of any term of this Amendment Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of the Company and the Lead Investor. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased in the Share Purchase Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and other parties hereto.

          SECTION 3.4. Assignment. Neither this Amendment Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto shall be void, except that the Lead Investor may assign any or all of its rights, interests and obligations hereunder to its Affiliates, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve such Lead Investor of its obligations hereunder. Subject to the preceding sentence, this Amendment Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

          SECTION 3.5. Headings. The headings used in this Amendment Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          SECTION 3.6. Governing Law; Dispute Resolution.

          (a) This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such jurisdiction, without giving effect to the conflicts of laws principles thereof.

          (b) Any controversy or claim arising out of or relating to this Amendment Agreement, or any breach of this Amendment Agreement, shall be initiated, maintained and finally determined by binding arbitration under the rules of conciliation and arbitration of the International Chamber of Commerce (the "ICC"); and the site of the arbitration, unless the parties agree otherwise, shall be in Hong Kong. The arbitral tribunal shall be appointed within thirty (30) days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Investors and one by the Company and the third by the Investors and the Company jointly; provided, however, that if the Investors and the Company shall be unable to select the third arbitrator within such thirty (30)-day period, such third arbitrator shall be chosen by the International Court of Arbitration of the ICC. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Any award

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pursuant to such proceeding shall be granted in U.S. Dollars. The fees and costs of the arbitration shall be shared equally by all disputing parties. The arbitrators shall award legal fees, disbursements and other expenses to the prevailing party for such amounts as determined by the arbitrators to be appropriate.

          SECTION 3.7. Invalid Provisions. If any provision of this Amendment Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Amendment Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Amendment Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Amendment Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          SECTION 3.8. Counterparts. This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Amendment Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Amendment Agreement as well as any facsimile, telecopy or other reproduction hereof.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, this Amendment Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

                                        YINGLI GREEN ENERGY HOLDING COMPANY
                                        LIMITED


                                        By: /s/ Liansheng Miao
                                            ------------------------------------
                                        Name: Liansheng Miao
                                        Title: Chairman and Chief Executive
                                               Officer


                                        YINGLI POWER HOLDING COMPANY LTD.


                                        By: /s/ Liansheng Miao
                                            ------------------------------------
                                        Name: Liansheng Miao
                                        Title: Director


                                        Liansheng miao


                                        /s/ Liansheng Miao
                                        ----------------------------------------


                                        BAYTREE INVESTMENTS (MAURITIUS) PTE LTD.


                                        By: /s/ Yeo Lee Choo
                                            ------------------------------------
                                        Name: Yeo Lee Choo
                                        Title: Director